UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                             (Amendment No. __4_)*

                               DIVERSA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    255064107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures III, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,231,679
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,231,679
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,231,679

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                7.40%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners III, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,231,679
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,231,679
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,231,679

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                7.40%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures IV, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          949,929
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            949,929
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                949,929

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.17%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners IV, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              949,929
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                949,929
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                949,929

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                2.17%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures V, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,677,658
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,677,658
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,677,658

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                3.84%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners V, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,677,658
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,677,658
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,677,658

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                3.84%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures VI, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          638,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            638,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                638,500

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                1.46%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners VI, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          638,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            638,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                638,500

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                1.46%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G                                _



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                James H. Cavanaugh, Ph.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           66,521
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,497,766
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         66,521
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,497,766
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                6,564,287

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                15.02%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Harold R. Werner
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,497,766
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,497,766
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                6,497,766

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                14.87%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                William Crouse
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,497,766
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,497,766
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                6,497,766

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                14.87%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                John W. Littlechild
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,497,766
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,497,766
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                6,497,766

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                14.87%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Christopher Mirabelli, Ph.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,316,158
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,316,158
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,316,158

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                5.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Augustine Lawlor
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,316,158
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,316,158
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,316,158

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                5.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    255064107                   13G



________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Eric Aguiar, Ph.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          638,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            638,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                638,500

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                1.46%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 255064107                     13G



Item 1(a).  Name of Issuer:


                        Diversa Corporation
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

                        4955 Directors Place
                        San Diego, CA  92121

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), HealthCare Ventures VI, L.P. ("HCV VI"), HealthCare Partners VI, L.P. ("HCP VI"), Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor.
See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them. (1)

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

The business address for HCV III, HCP III, HCV IV, HCP IV, HCV
V, HCP V, HCV VI, HCP VI, Drs. Cavanaugh and Aguiar and
Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New
Jersey 08542.  The business address for Dr. Mirabelli and
Messrs. Littlechild and Lawlor is 55 Cambridge Parkway,
Cambridge, Massachusetts  02142.

            ____________________________________________________________________

Item 2(c).  Citizenship:

HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI and HCP VI are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


Common Stock par value $.001 (the "Shares")
            ____________________________________________________________________

Item 2(e).  CUSIP Number:

                255064107

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

---------------
(1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III, HCP IV, HCP V and HCP VI, the general partner of each of HCV III, HCV IV, HCV V and HCV VI, respectively, the record holders of the Issuer's securities. In addition, Dr. Mirabelli and Mr. Lawlor are also general partners of HCP V and HCP VI, the general partner of each of HCV V and HCV VI, the record holder of the Issuer' s securities and; Dr. Aguiar is a general partner of HCP VI, the general partner of HCV VI, the record holder of the Issuer's securities.

CUSIP No.   255064107                   13G



Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          As of December 31, 2004: HCV III and HCP III beneficially owned 3,231,679 Shares of the Issuer's Common Stock; HCV IV and HCP IV beneficially owned 949,929 Shares of the Issuer's Common Stock; HCV V and HCP V beneficially owned 1,677,658 Shares of the Issuer's Common Stock; and HCV VI and HCP VI beneficially owned 638,500 Shares of the Issuer's Common Stock. Dr. Cavanaugh beneficially owned 6,564,287 Shares consisting of 6,497,766 Shares of the Issuer's Common Stock, and options to purchase 66,521 shares of the Issuer's Common Stock
          (2), and Messrs. Werner, Crouse and Littlechild beneficially owned 6,497,766 Shares of the Issuer's Common Stock; Dr. Mirabelli and Mr. Lawlor beneficially owned 2,316,158 Shares of the Issuer's Common Stock and; Dr. Aguiar beneficially owned 638,500 Shares of the Issuer's Common Stock.
          ______________________________________________________________________

     (b)  Percent of class:

          As of December 31, 2004: the 3,231,679 Shares beneficially owned by HCV III and HCP III constituted 7.40% of the Shares outstanding; the 949,929 Shares beneficially owned by HCV IV and HCP IV constituted 2.17% of the Shares outstanding; and the 1,677,658 Shares beneficially owned by HCV V and HCP V constituted 3.84% of the Shares outstanding; the 638,500 Shares beneficially owned by HCV VI and HCP VI constituted 1.46% of the Shares outstanding; the 6,564,287 Shares beneficially owned by Dr. Cavanaugh constituted 15.02% of the Shares outstanding; the 6,497,766 Shares beneficially owned by Messrs. Werner, Crouse and Littlechild constituted 14.87% of the Shares outstanding; the 2,316,158 Shares beneficially owned by Dr. Mirabelli and Mr. Lawlor constituted 5.3% of the Shares outstanding and; the 638,500 Shares beneficially owned by Dr. Aguiar constituted 1.46% of the Shares outstanding.
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote:

          Dr. Cavanaugh has the sole power to vote or direct the vote as to the 66,521 Shares beneficially owned by him.


          (ii)  Shared power to vote or to direct the vote:

          HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

          HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV IV.

          HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV V.

          HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VI.

          (iii) Sole power to dispose or to direct the disposition of:

          Dr. Cavanaugh has the sole power to dispose or to direct the disposition of the 66,521 Shares beneficially owned by him.

          (iv)  Shared power to dispose or to direct the disposition of:

          HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV III.

          HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

          HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

          HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VI.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                        Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


                        Not Applicable.
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                        Not Applicable.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


                        Not Applicable.
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


                        Not Applicable.
          ______________________________________________________________________

Item 10.  Certifications.

                        Not Applicable.
---------------
(2) Does not include options to purchase an additional 41,250 Shares of the Issuer's Common Stock, which were granted to Dr. Cavanaugh as a director of the Issuer, and which are not currently exercisable within 60 days of 12/31/04. These additional options become exercisable as to (i) 138.88 Shares per month for 3 months, beginning on March 22, 2005; and (ii) 972.22 Shares per month for 15 months, beginning on March 15, 2005; and (iii)
     972.22 Shares per month for 27 months, beginning on June 17, 2005 (Dr. Cavanaugh is not deemed to beneficially own these Shares as of the date of this report.)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February   2, 2005      HealthCare Ventures III, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners III, L.P.



                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner

February   2, 2005      HealthCare Partners III, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner


February   2, 2005      HealthCare Ventures IV, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners IV, L.P.



                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner

February   2, 2005      HealthCare Partners IV, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner

February   2, 2005      HealthCare Ventures V, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners V, L.P.



                                 By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner

February   2, 2005      HealthCare Partners V, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner


February   2, 2005      HealthCare Ventures VI, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners VI, L.P.



                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner

February   2, 2005      HealthCare Partners VI, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Princeton, New Jersey           James H. Cavanaugh, Ph.D



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Princeton, New Jersey           Harold Werner



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Princeton, New Jersey           William Crouse



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Cambridge, Massachusetts        John W. Littlechild



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Cambridge, Massachusetts        Christopher Mirabelli, Ph.D.



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Cambridge, Massachusetts        Augustine Lawlor



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Princeton, New Jersey           Eric Aguiar, Ph.D.

                                   EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G


        The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Diversa Corporation and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


February   2, 2005      HealthCare Ventures III, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners III, L.P.



                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner

February   2, 2005      HealthCare Partners III, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner

February   2, 2005      HealthCare Ventures IV, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners IV, L.P.



                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner

February   2, 2005      HealthCare Partners IV, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner
February   2, 2005      HealthCare Ventures V, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners V, L.P.



                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner


February   2, 2005      HealthCare Partners V, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner

February   2, 2005      HealthCare Ventures VI, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners VI, L.P.



                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner

February   2, 2005      HealthCare Partners VI, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    -------------------------------------------
                                     Jeffrey Steinberg, Administrative Partner


February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Princeton, New Jersey           James H. Cavanaugh, Ph.D



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Princeton, New Jersey           Harold Werner



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Princeton, New Jersey           William Crouse



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Cambridge, Massachusetts        John W. Littlechild



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Cambridge, Massachusetts        Christopher Mirabelli, Ph.D.



February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Cambridge, Massachusetts        Augustine Lawlor


February   2, 2005      /s/ Jeffrey Steinberg, Attorney-in-Fact
                        -----------------------------------------------
Princeton, New Jersey           Eric Aguiar, Ph.D.




Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).